Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Reports Third Quarter Financial Results

Book Value Per Share Increased 6% to $34.13

HAMILTON, Bermuda, October 31, 2012 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $6.2 million for the three months ended September 30, 2012, or $0.60 per diluted share, as compared to $5.8 million, or $0.54 per diluted share, for the same period of 2011.

Financial highlights for the quarter included1:

•	Gross written premiums increased 8% to $79.1 million

•	Net earned premiums increased 7% to $63.1 million

•	Total revenues were $77.4 million compared to $68.1 million

•	The combined ratio was 106.9% compared to 101.1%

•	The combined ratio excluding weather related property losses was 103.7% compared to 101.1%

•	Annualized return on average equity (exclusive of realized and unrealized gains from investments) was 2.9%

•	Book value was $34.13 per diluted share versus $30.80 at December 31, 2011

[1]	All comparisons are with the same period last year unless stated otherwise.

Third Quarter Results

The increase in total revenues was driven by a $4.1 million increase in net earned premiums and a $5.7 million increase in net realized gains offset in part by a reduction of $0.8 million in investment income.

The combined ratio of 106.9% consists of a loss ratio of 63.9% and an expense ratio of 43.0%, compared to 60.8% and 40.3%, respectively, for the same quarter of 2011. Pre-tax weather related property losses in the 2012 quarter were $2.0 million (or 3.2 points in the loss ratio) compared to no impact from weather related losses for the 2011 quarter. The expense ratio increase was attributable to: (a) higher acquisition costs in 2012, due primarily to profit commissions, (b) mix of business and (c) costs associated with growth initiatives.

Net operating earnings were $2.1 million compared to $5.8 million. The decrease in operating earnings is attributable to higher weather related losses, lower investment income and increased expenses primarily associated with growth initiatives. Net operating earnings (loss) is a non-GAAP financial measure defined by the Company as net earnings adjusted for net realized gains (losses), net of applicable taxes.

Year to Date Results

Total revenues for the nine months ended 2012 were $217.5 million compared to $210.0 million in 2011. Net earned premiums increased $14.0 million, or 8%, to $186.5 million, net investment income decreased $1.1 million, and net realized gains decreased $5.6 million.

The combined ratio was 105.1% compared to 107.5%, composed of a loss ratio of 63.5% and an expense ratio of 41.6%, compared to 68.4% and 39.1%, respectively, in the prior year. The decrease in the loss ratio is primarily attributable to lower weather related property losses of $5.6 million (or 3.0 points) for the nine months ended September 30, 2012 compared to $10.8 million (or 6.3 points) for the same period in 2011.

Net earnings for the nine months ended September 30, 2012, were $12.4 million, or $1.18 per diluted share, compared to $17.8 million, or $1.65 per diluted share, for the same period in 2011. Net earnings for the nine months ended September 30, 2012, include after-tax net weather related losses of $4.7 million and realized investment gains net of taxes of $4.1 million. For the same nine months of 2011, after-tax net weather related property losses totaled $8.4 million and realized investment gains net of taxes were $11.2 million.

Net operating earnings were $8.3 million in 2012 compared to $6.6 million in 2011. The increase in operating earnings is attributable to lower weather related losses during 2012 as compared to 2011. Net operating earnings in 2012 were also impacted by reduced investment income and increased expenses primarily associated with growth initiatives.

Invested assets increased 7.4% to $948.3 million at September 30, 2012, from $883.1 million at December 31, 2011. The book yield on the portfolio was 3.6% compared to 4.1% for the 2011 period.

Since June 30, 2012, the Company purchased 488,968 shares of its common stock for $8.8 million and completed its January 24, 2012 500,000 share authorization. On October 23, 2012, the Company’s Board of Directors approved the repurchase of up to an additional 500,000 shares of the Company’s outstanding common stock. Repurchases may be made from time to time on the open market or in privately negotiated block transactions.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer said, “While operating earnings for the quarter were impacted by a combination of weather related losses, declining investment yields and the impact from recent investments in growth initiatives, book value per share increased by 6% during the quarter. Our growth initiatives contributed to the strong premium growth achieved in the quarter and, as they continue to gain traction, will improve operating earnings over time.”

Conference Call

A conference call to discuss third quarter 2012 results is scheduled for Thursday, November 1, 2012, at 9:00 a.m. (Eastern Daylight Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.com. If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call.

This press release contains forward-looking statements and non-GAAP financial measures. The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, combined ratio, premium growth, acquisitions and new products and the impact of new accounting standards. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd., and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc., and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:
American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll, CPA, CPCU
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited)

(dollars in thousands)

	Three months Ended September 30,		Nine months Ended September 30,
	2012	2011	2012	2011
INCOME STATEMENT DATA:
Revenues:
Direct earned premiums	$63,547	$62,498	$184,670	$180,955
Assumed earned premiums	15,088	12,287	44,212	37,422
Ceded earned premiums	(15,540)	(15,793)	(42,358)	(45,866)

Net earned premiums	63,095	58,992	186,524	172,511
Net investment income	7,364	8,196	22,577	23,682
Net realized gains	5,693	10	5,732	11,311
Fee income	1,251	843	2,636	2,494
Other income	12	12	37	35

Total revenues	77,415	68,053	217,506	210,033

Expenses:
Losses and loss adjustment expenses	40,289	35,867	118,389	117,997
Acquisition expenses	15,971	13,689	45,052	38,683
Other underwriting expenses	12,396	10,941	35,159	31,309
Interest expense	415	375	1,200	1,116
Corporate and other expenses	916	284	3,020	2,136

Total expenses	69,987	61,156	202,820	191,241

Earnings before income taxes	7,428	6,897	14,686	18,792
Income tax expense	1,350	1,169	2,222	588

Net earnings	6,078	5,728	12,464	18,204
Less: Net earnings (loss) attributable to the non-controlling interest	(128)	(69)	35	454

Net earnings attributable to ASIH, Ltd.	$6,206	$5,797	$12,429	$17,750

Net earnings per share:
Basic	$0.61	$0.56	$1.22	$1.70

Diluted	$0.60	$0.54	$1.18	$1.65

Weighted average number of shares outstanding:
Basic	10,113,871	10,377,890	10,196,538	10,416,979

Diluted	10,420,777	10,701,959	10,502,816	10,751,312

Loss ratio	63.9%	60.8%	63.5%	68.4%
Expense ratio	43.0%	40.3%	41.6%	39.1%

Combined ratio	106.9%	101.1%	105.1%	107.5%

Net operating earnings:
Net earnings attributable to ASIH, Ltd.	$6,206	$5,796	$12,429	$17,750
Less: Realized investment gains, net of taxes	4,106	(7)	4,126	11,199

Net operating earnings	$2,100	$5,803	$8,303	$6,551

BALANCE SHEET DATA:	9/30/2012	12/31/2011
	(unaudited)
Total investments	$948,314	$883,099
Total assets	1,368,588	1,286,532
Unpaid losses and loss adjustment expenses	683,011	680,201
Total liabilities	1,012,779	951,852
Total shareholders’ equity	355,809	334,680
Book value per share-diluted	$34.13	$30.80

American Safety Insurance Holdings, Ltd. and Subsidiaries

Segment Data

(Unaudited)

(dollars in thousands)

	Three Months Ended September 30, 2012
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$49,192	$16,146	$13,807	$—	$79,145
Net written premiums	39,004	8,772	13,806	—	61,582
Net earned premiums	35,650	13,295	14,150	—	63,095
Fee & other income	294	915	—	54	1,263
Losses & loss adjustment expenses	20,979	10,423	8,887	—	40,289
Acquisition & other underwriting expenses***	16,812	6,280	4,303	972	28,367

Underwriting profit (loss)	(1,847)	(2,493)	960	(918)	(4,298)
Net investment income	4,452	1,030	1,745	137	7,364

Pre-tax operating income (loss)	2,605	(1,463)	2,705	(781)	3,066
Net realized gains	—	—	—	—	5,693
Interest and corporate expenses****	—	—	—	—	1,331

Earnings before income taxes	—	—	—	—	7,428
Income tax expense	—	—	—	—	1,350

Net earnings	—	—	—	—	$6,078
Less: Net losses attributable to the non-controlling interest	—	—	—	—	(128)

Net earnings attributable to ASIH, Ltd.	—	—	—	—	$6,206

Loss ratio	58.8%	78.4%	62.8%	NM	63.9%
Expense ratio	46.3%	40.4%	30.4%	NM	43.0%

Combined ratio**	105.2%	118.8%	93.2%	NM	106.9%

	Three Months Ended September 30, 2011
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$39,782	$18,952	$14,512	$—	$73,246
Net written premiums	31,621	14,040	14,559	—	60,220
Net earned premiums	30,752	15,552	12,688	—	58,992
Fee & other income	(8)	806	—	57	855
Losses & loss adjustment expenses	19,019	8,466	8,382	—	35,867
Acquisition & other underwriting expenses***	12,778	6,464	4,491	895	24,628

Underwriting profit (loss)	(1,053)	1,428	(185)	(838)	(648)
Net investment income	5,280	1,186	1,593	137	8,196

Pre-tax operating income (loss)	4,227	2,614	1,408	(701)	7,548
Net realized gains	—	—	—	—	10
Interest and corporate expenses****	—	—	—	—	661

Earnings before income taxes	—	—	—	—	6,897
Income tax expense	—	—	—	—	1,169

Net earnings	—	—	—	—	$5,728
Less: Net losses attributable to the non-controlling interest	—	—	—	—	(69)

Net earnings attributable to ASIH, Ltd.	—	—	—	—	$5,797

Loss ratio	61.8%	54.4%	66.1%	*NM	60.8%
Expense ratio	41.6%	36.4%	35.4%	NM	40.3%

Combined ratio**	103.4%	90.8%	101.5%	NM	101.1%

*	NM = Ratio is not meaningful
**	The U.S. GAAP combined ratio is a measure of underwriting performance and represents the relationship of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses net of fee income to earned premiums.
***	Reclassifications between divisions and segments were made to allocate indirect corporate overhead costs.
****	Excise taxes have been classified as corporate expenses resulting in a reclassification of expenses for prior year.

American Safety Insurance Holdings, Ltd. and Subsidiaries

Segment Data

(Unaudited)

(dollars in thousands)

	Nine Months Ended September 30, 2012
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$138,251	$58,822	$43,386	$—	$240,459
Net written premiums	109,472	39,494	43,385	—	192,351
Net earned premiums	100,400	42,796	43,328	—	186,524
Fee & other income	294	2,317	—	62	2,673
Losses & loss adjustment expenses	60,117	32,285	25,987	—	118,389
Acquisition & other underwriting expenses***	45,869	18,533	13,104	2,705	80,211

Underwriting profit (loss)	(5,292)	(5,705)	4,237	(2,643)	(9,403)
Net investment income	13,362	3,807	4,961	447	22,577

Pre-tax operating income (loss)	8,070	(1,898)	9,198	(2,196)	13,174
Net realized gains	—	—	—	—	5,732
Interest and corporate expenses****	—	—	—	—	4,220

Earnings before income taxes	—	—	—	—	14,686
Income tax expense	—	—	—	—	2,222

Net earnings	—	—	—	—	$12,464
Less: Net earnings attributable to the non-controlling interest	—	—	—	—	35

Net earnings attributable to ASIH, Ltd.	—	—	—	—	$12,429

Loss ratio	59.9%	75.4%	60.0%	NM	63.5%
Expense ratio	45.4%	37.9%	30.2%	NM	41.6%

Combined ratio**	105.3%	113.3%	90.2%	NM	105.1%

	Nine Months Ended September 30, 2011
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$119,706	$64,753	$46,012	$(1)	$230,470
Net written premiums	95,636	46,086	44,925	(1)	186,646
Net earned premiums	87,831	45,523	39,158	(1)	172,511
Fee & other income	(8)	2,436	—	101	2,529
Losses & loss adjustment expenses	54,657	30,310	33,030	—	117,997
Acquisition & other underwriting expenses***	37,411	18,428	11,605	2,548	69,992

Underwriting profit (loss)	(4,245)	(779)	(5,477)	(2,448)	(12,949)
Net investment income	15,176	3,538	4,528	440	23,682

Pre-tax operating income (loss)	10,931	2,759	(949)	(2,008)	10,733
Net realized gains	—	—	—	—	11,311
Interest and corporate expenses****	—	—	—	—	3,252

Earnings before income taxes	—	—	—	—	18,792
Income tax expense	—	—	—	—	588

Net earnings	—	—	—	—	$18,204
Less: Net earnings attributable to the non-controlling interest	—	—	—	—	454

Net earnings attributable to ASIH, Ltd.	—	—	—	—	$17,750

Loss ratio	62.2%	66.6%	84.4%	*NM	68.4%
Expense ratio	42.6%	35.1%	29.6%	NM	39.1%

Combined ratio**	104.8%	101.7%	114.0%	NM	107.5%

*	NM = Ratio is not meaningful
**	The U.S. GAAP combined ratio is a measure of underwriting performance and represents the relationship of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses net of fee income to earned premiums.
***	Reclassifications between divisions and segments were made to allocate indirect corporate overhead costs.
****	Excise taxes have been classified as corporate expenses resulting in a reclassification of expenses for prior year.